Exhibit 99.1

[LOGO] ZARLINK                                                      NEWS RELEASE
       SEMICONDUCTOR
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Zarlink Semiconductor Appoints Dennis A. Roberson to the Board of Directors

OTTAWA, CANADA, November 11, 2004 - Zarlink Semiconductor (NYSE/TSX:ZL), today announced the appointment of Dennis A. Roberson to the Board of Directors.

      Mr. Roberson brings a wealth of technology and product R&D experience to his role with Zarlink. He served in executive and Chief Technology Officer capacities for both Motorola and NRC Corp., and held senior executive positions with AT&T and Digital Equipment Corp. Mr. Roberson also spent 18 years with IBM in a variety of R&D roles, including director of IBM's labs in Endicott, NY and Burlington, VT.

      Mr. Roberson is currently active in academia, government, and the private sector. In 2003 he joined the Illinois Institute of Technology, where he holds the positions of Vice Provost for New Initiatives, Executive Director of the Institute of Business and Interprofessional Studies, and Research Professor of Computer Science. Mr. Roberson also serves on the FCC's (Federal Communications Commission) Technology Advisory Committee, the Board of Directors of FIRST Robotics, and as a technology advisor to government agencies in Japan and Malaysia.

      "Mr. Roberson is an accomplished executive, educator and engineer with a strong semiconductor background and a proven track record in providing technology leadership and business management," said Dr. Henry Simon, Chairman of the Board, Zarlink Semiconductor. "He is a visionary leader who maintains a network of contacts with leaders in technology firms, universities and national laboratories. Zarlink will benefit from Mr. Roberson's experience and we look forward to his contributions."

      Zarlink also announced that Kent Plumley has resigned from the Board of Directors. Mr. Plumley joined the Board in August 2000 and served with distinction on the Nominating and Corporate Governance, and Compensation and Human Resources Development committees.

      "We wish to thank Mr. Plumley for his valuable contributions to the Company, particularly the development of its executive management team and improvement in corporate governance processes and practices," said Dr. Simon.

About Zarlink Semiconductor

      For almost 30 years, Zarlink Semiconductor has delivered semiconductor solutions that drive the capabilities of voice, enterprise, broadband and wireless communications. The Company's success is built on its technology strengths, including voice and data networks, consumer and ultra low-power communications, and high-performance analog. For more information, visit www.zarlink.com.

      Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the risks discussed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

Zarlink, and the Zarlink Semiconductor logo are trademarks of Zarlink Semiconductor Inc.

                                      -30-

For further information:

Michael Salter                              Mike McGinn
Corporate Communications                    Investor Relations
613 270-7115                                613 270-7210
michael.salter@zarlink.com                  mike.mcginn@zarlink.com